EXHIBIT 99.1

Lithia Motors Achieves 100th Store Milestone with the Acquisition of BMW and Porsche Stores

MEDFORD, Ore., Oct 23, 2006 (BUSINESS WIRE) -- Lithia Motors, Inc. (NYSE: LAD) the country's eighth-largest automotive dealership group, today announced its acquisition of a BMW and a Porsche store in Seaside, California. Annualized revenues of the two stores are approximately $70 million. The new stores will be named BMW of Seaside and Porsche of Seaside. Lithia has now completed the acquisition of nine stores with approximately $325 million in annualized revenues in 2006.

Sid DeBoer, Lithia's Chairman and CEO, commented, "We have now reached a milestone of 100 new vehicle retail stores. Lithia went public in December of 1996 with 5 operations in Southern Oregon. We have grown from 5 to 100 stores over the last 10 years. This represents an annual growth rate of 35% to our store base. I want to thank all of Lithia's employees that helped us get to this point."

"This is Lithia's first acquisition of a Porsche store and our fifth BMW store. We currently have operations in 14 states and with this acquisition we have 15 stores located in Northern California markets. The acquisition of these stores is a good step towards our continuing brand diversification efforts. Luxury brands represent 10% of our current franchise mix and we would like to see that grow in the coming years," concluded Mr. DeBoer.

About Lithia

Lithia Motors, Inc. is a Fortune 700 and Russell 2000 Company. Lithia sells 26 brands of new vehicles at 100 stores which are located in 41 markets within 14 states. Internet sales are centralized at www.Lithia.com. Lithia also sells used vehicles; arranges finance, warranty, and credit insurance contracts; and provides vehicle parts, maintenance, and repair services at all of its locations. Lithia retailed 103,333 new and used vehicles and had $2.9 billion in total revenue in 2005.

Additional Information

For additional information on Lithia Motors, contact the Investor Relations Department: 541-776-6591 or log-on to: www.lithia.com -- go to Investor Relations.

Forward Looking Statements

This press release includes forward looking statements within the meaning of the "Safe-Harbor" provisions of the Private Securities Litigation Reform Act of 1995, which management believes are a benefit to shareholders. These statements are necessarily subject to risk and uncertainty and actual results could differ materially due to certain risk factors, including without limitation economic conditions, acquisition risk factors and others set forth from time to time in the company's filings with the SEC. Specific risks in this press release include the estimated annualized revenue at the new stores.

SOURCE: Lithia Motors, Inc. Lithia Motors Investor Relations Department, 541-776-6591